As filed with the Securities and Exchange Commission on November 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAMOUS DAVE’S of AMERICA, INC.

(Exact name of registrant as specified in its charter)

Minnesota		41-1782300
(State or other jurisdiction of incorporation or organization)	12701 Whitewater Drive, Suite 200 Minnetonka, MN 55343	(I.R.S. Employer Identification No.)
(Address of Principal Executive Offices)

FAMOUS DAVE’S of AMERICA, INC. 2015 EQUITY INCENTIVE PLAN

(Full title of the plan)

Adam J. Wright

Chief Executive Officer and Director

Famous Dave’s of America, Inc.

12701 Whitewater Drive, Suite 200

Minnetonka, MN 55343

(Name and address of agent for service)

(952) 294-1300

(Telephone number, including area code, of agent for service)

Copies to:

William M. Mower

Maslon LLP

3300 Wells Fargo Center, 90 South 7th Street

Minneapolis, MN 55402

Telephone: (612) 672-8200

Facsimile: (612) 672-8397

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerate filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $.01 per share	350,000	$8.795	$3,078,250.00	$309.98

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this registration statement. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low sales price of the registrant’s common stock on November 23, 2015, as reported by the NASDAQ Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the U.S. Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the registrant with the Commission are incorporated herein by reference:

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014, filed on March 13, 2015;

(b)	The registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 2015, June 28, 2015 and September 27, 2015, filed on May 8, 2015, August 7, 2015 and November 6, 2015, respectively; and

(c)	The registrant’s Current Reports on Form 8-K filed on June 23, 2015, July 16, 2015, July 31, 2015, August 7, 2015, August 21, 2015 and November 17, 2015; and

(d)	The description of the registrant’s common stock set forth in the registration statement on Form 8-A registering the registrant’s common stock under Section 12 of the Securities Exchange Act of 1934, as amended, which was filed with the Commission on October 25, 1996, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

The registrant is incorporated under the laws of the State of Minnesota. Unless stated otherwise in the articles of incorporation or bylaws, Section 302A.521 of the Minnesota Business Corporation Act (the “MBCA”) requires a Minnesota corporation to indemnify a person made or threatened to be made a party to a proceeding by reason of his or her former or present official capacity with the corporation, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney’s fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

•	has not been indemnified by another organization or employee benefit plan for the same liabilities incurred by the person in connection with the proceedings with respect to the same acts of omissions;

•	acted in good faith;

•	received no improper benefit and, in the case of any director conflict of interest, applicable statutory procedures has been followed;

•	in the case of a criminal proceeding, had no reason to believe the conduct was unlawful; and

•	in the case of acts or omissions occurring in such person’s official capacity as a director, officer or employee, the person reasonably believed that the conduct was in the best interests of the corporation, or at least not opposed to the best interests of the corporation depending on the capacity in which that person is serving.

The registrant’s bylaws (Article 6) provide that the registrant shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Minnesota.

In addition, the MBCA states that a person made or threatened to be made a party to a proceeding (as described above), is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorney’s fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (1) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in MBCA Section 302A.521 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that such criteria for indemnification have not been satisfied and (2) if, after a determination of the facts then known to those making the determination, such facts would not preclude indemnification under the statute. Although the applicability of this provision may be limited by a corporation’s articles of incorporation or bylaws, the registrant’s articles and bylaws do not provide for such a limitation.

Article 7 of the registrant’s articles of incorporation state that a director shall have no personal liability to the registrant or its shareholders for breach of fiduciary duty as a director, except as otherwise required by law. Although these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Furthermore, the MBCA provides that the articles of incorporation of a corporation cannot eliminate or limit director’s liability for:

•	any breach of the director’s duty of loyalty to the corporation or shareholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit; or

•	any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability became effective.

In addition to indemnification provisions set forth its charter documents, the registrant has entered into standard indemnification agreements with each of its directors and officers. The indemnification agreements may require the registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms.

The above discussion of the registrant’s articles of incorporation, bylaws, the MBCA and indemnification agreements is not intended to be exhaustive and is respectively qualified in its entirety by such articles of incorporation, bylaws, statute and agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

The registrant maintains insurance on behalf of its officers and directors, insuring them against liabilities that they may incur in such capacities or arising out of this status.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Famous Dave’s of America, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to registrant’s Quarterly Report on Form 10-Q filed on May 8, 2015)

4.2	Amendment No. 1 to 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to registrant’s Current Report on Form 8-K filed on July 31, 2015)

4.3	Amendment No. 2 to 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to registrant’s Quarterly Report on Form 10-Q filed on November 6, 2015)

5.1	Opinion of Maslon LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of Grant Thornton LLP (filed herewith)

23.2	Consent of Maslon LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Minnetonka, in the State of Minnesota, on November 30, 2015.

FAMOUS DAVE’S OF AMERICA, INC.

By:	/s/ Adam J. Wright
Adam J. Wright
Chief Executive Officer and Director (Principal Executive Officer)

By:	/s/ Richard A. Pawlowski
Richard A. Pawlowski
Chief Financial Officer (Principal Financial Officer)

By:	/s/ John P. Beckman
John P. Beckman
Chief Accounting Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on November 30, 2015 by the following persons on behalf of the registrant, in the capacities indicated.

Signature	Title

/s/ Adam J. Wright	Chief Executive Officer and Director
Adam J. Wright

/s/ Anand D. Gala	Director
Anand D. Gala

/s/ Joseph Jacobs	Director
Joseph Jacobs

/s/ Jonathan P. Lennon	Director
Jonathan P. Lennon

/s/ Richard Shapiro	Director
Richard Shapiro

/s/ Patrick D. Walsh	Director
Patrick D. Walsh

/s/ Bryan L. Wolff	Director
Bryan L. Wolff

EXHIBITS

Exhibit Number	Description of Exhibit

5.1	Opinion of Maslon LLP as to the legality of the securities being registered

23.1	Consent of Grant Thornton LLP